Exhibit 10.15
Summary of Non-Employee Director Compensation
     Each non-employee director of Celanese Corporation (the “Company”) is entitled to (i) an annual cash retainer of $85,000, which is paid in quarterly installments, and (ii) an annual equity retainer of $85,000 in restricted stock units (awarded at the first regular board meeting following the Annual Meeting of Stockholders). In addition, the chair of the nominating and corporate governance committee, compensation committee and environmental, health & safety committee receives an annual fee of $10,000 and the chair of the audit committee receives an annual fee of $20,000. The presiding director receives no additional compensation for his services as such. Beginning at the 2012 Annual Meeting of Stockholders, to be held in April, (i) the annual equity retainer to which each non-employee director is entitled will be increased to $95,000, (ii) the additional annual fee the chair of the compensation committee receives will be increased to $20,000 and (iii) the Company's lead director (appointed in lieu of a presiding director) will receive an additional annual fee of $25,000.
     Non-employee directors are also able to participate in the Company's 2008 Deferred Compensation Plan, which is an unfunded, nonqualified deferred compensation plan that allows directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market performance of specified measurement funds selected by the participant.